Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $142.2 MILLION IN NEW MIDDLE-MARKET ORIGINATIONS FOR ITS FISCAL YEAR 2018 FIRST QUARTER

NEW YORK, NY, January 10, 2018 - Golub Capital BDC, Inc. (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $142.2 million in new middle-market investment commitments during the three months ended December 31, 2017. Approximately 72% of the new middle-market investment commitments were one stop loans, 27% were senior secured loans and approximately 1% were equity securities. Of the new middle-market investment commitments, $136.2 million funded at close.

Total investments at fair value are estimated to have increased by approximately 2.3%, or $38.4 million, during the three months ended December 31, 2017 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses). Total investments at fair value held by Senior Loan Fund LLC, an unconsolidated Delaware limited liability company that invests in senior secured loans and is co-managed by Golub Capital BDC, Inc. and RGA Reinsurance Company, are estimated to have decreased by approximately 7.2%, or $21.7 million, after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured and one stop loans of U.S. middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $20 billion of capital under management. For over 20 years, the firm has provided credit to help medium-sized U.S. businesses grow. The firm’s award-winning middle market lending business helps provide financing for middle market companies and their private equity sponsors. Golub Capital’s credit expertise also forms the foundation of its Late Stage Lending and Broadly Syndicated Loan businesses. Golub Capital has worked hard to build a reputation as a fast, reliable provider of compelling financing solutions, and we believe this has inspired repeat clients and investors. Today, the firm has over 300 employees with lending offices in Chicago, New York and San Francisco. For more information, please visit www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com